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                     September 28, 2020

       David Boris
       Co-Chief Executive Officer and Chief Financial Officer
       Forum Merger II Corporation
       1615 South Congress Avenue, Suite 103
       Delray Beach,FL 33445

                                                        Re: Forum Merger II
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 11,
2020
                                                            File No. 1-38615

       Dear Mr. Boris:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Elliott M. Smith, Esq.